Exhibit 99.1

Contact:  Marcus Smith (425) 951-1398

SONOSITE REPORTS THIRD QUARTER 2011 RESULTS

Revenues Hit $75.7 Million in the Quarter, Up 10%

Year-to-Date Revenues Reach $219.5 Million, Up 18%

Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – October 25, 2011 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in bedside and point-of-care ultrasound, today reported financial results for the third quarter and nine months ended September 30, 2011.

REVENUE
Revenues for the third quarter of 2011 were $75.7 million, rising 10% in comparison to $68.5 million in the third quarter of 2010.

Revenues for the nine months of 2011 were $219.5 million, compared to $186.1 million in 2010, an increase of 18%.

Overall order booking rates increased 16% in the quarter.

Foreign exchange contributed to a 2.1% favorable impact on third quarter results and a 2.8% favorable impact on the first nine months of 2011.

EBITDAS, EBITDA and OPERATING INCOME (EBIT)
Third Quarter:
For the quarter, EBITDAS includes non-recurring severance charges of $1.3 million from SG&A cost restructuring. Operating expense run rate savings are projected at $6.0 million for 2012, positioning the company for improved operating margins while launching new products and driving marketing initiatives in 2012.

EBITDAS was $8.5 million, or 11% of revenue, a decrease of 12% over the third quarter of 2010. These results reflect a planned increase in marketing and new product development that the company projected during its first quarter of 2011 earnings call.

EBITDA was $6.4 million, 8% of revenue, and down 17%, and EBIT was $3.9 million, 5% of revenue, and down 24% compared to 2010, as planned.

Year-to-Date Results
EBITDAS was $23.6 million, or 11% of revenue, and a decrease of 2% over the prior year.

EBITDA was $17.6 million, 8% of revenue, and down 11%, and EBIT was $9.9 million, 4% of revenue, and down 29% compared to 2010.

EPS
EPS was $0.05 per share for the third quarter of 2011 versus $0.07 per share in 2010. For the nine months year-to-date, EPS was $0.04 per share versus $0.27 per share in the prior year, which was impacted by non-recurring severance charges of $1.5 million, and planned marketing and new product investments.

THIRD QUARTER AND YEAR-TO-DATE 2011 COMMENTARY
Operational
·	Gross margins improved sequentially to 71.6% from 70.5% in the previous quarter of 2011.
·	The third quarter was led by a strong revenue performance in North America, which grew 24% and increased by 19% for the nine months. This growth was driven from strong momentum in the company’s core markets.
·	Overall bookings grew 16% in the third quarter, resulting in a healthy backlog heading into the fourth quarter of 2011.
·	International revenues increased by 1% in the quarter, and were level on a year-to-date basis. Economic conditions remain challenging in Europe. Australia also faced some late quarter revenue delays, due to a slowdown in healthcare spending.
·	Revenues from the pre-clinical business, VisualSonics, Inc. (VSI), came in below expectations, decreasing by 6.0% in the third quarter.VSI sales in North America were up 52%, despite a lengthening in the National Institute of Health’s (NIH) funding cycle. Sales were also impacted by a softer market in Europe and ongoing channel implementation internationally.

New Products and Marketing
·	The company introduced two new products from its strong pipeline:
	o	“The Edge,” an improved hand-carried ultrasound system was introduced internationally and made its debut at the European Society of Regional Anesthesia conference in Dresden, Germany. International shipments are projected to begin in the fourth quarter of 2011, following CE marking, and US shipments will follow later in the quarter, or early 2012, pending 510(k) clearance.
	o	The BioZ® Cardio Profile, a new impedance cardiography tool, was first introduced, and well received, at the American Society of Anesthesiologists on October 15th. The BioZ product targets core hospital markets where there is a clinical need for hemodynamic monitoring during surgical procedures. The product is currently being shipped worldwide.

National Marketing Campaign
·	The company kicked off a robust national marketing campaign that included its first national TV commercial to increase unaided physician and provider awareness. After four weeks of tracking data, metrics have shown an increase in web traffic, lead generation and sales opportunities.

Cost and Safety Advocacy
·	SonoSite continued its “Cost and Safety Advocacy” with clinical executives, healthcare payers and policymakers by showcasing a strengthening database of clinical and economic evidence, clarifying the cost effectiveness, safety, and clinical value of point-of-care ultrasound. This data is proving to be meaningful as hospital decision makers prepare for the financial implications of new regulations such as Medicare’s Value Based Purchasing, which focuses on cost reductions in the hospital.

Non-GAAP Measures
This release includes discussions of EBITDA and EBITDAS; these are non-GAAP financial measures. SonoSite believes these measures are a useful complement to results provided in accordance with GAAP. “EBITDA” refers to operating income (EBIT) before depreciation and amortization. “EBITDAS” refers to operating income (EBIT) before depreciation, amortization and stock-based compensation.

Conference Call Information
SonoSite will hold a conference call on October 25th at 1:30 pm PT/4:30 pm ET. The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning October 25th at 4:30 pm PT and will be available until November 8th at 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 7745091 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by fourteen subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995
Certain statements in this press release are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial condition and results of operations and statements regarding planned product launches and the potential market opportunity for these products. These forward-looking statements are based on the opinpions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that we do not achieve the financial results that we expect, the risk we are unable to launch our new products as and when expected, the risk that our existing and new products do not achieve market success and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(In thousands except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$75,732	$68,538	$219,526	$186,064
Cost of revenue	21,542	19,675	64,148	53,150
Gross margin	54,190	48,863	155,378	132,914

Operating expenses:
Research and development	10,716	8,455	30,807	23,263
Sales, general and administrative	39,584	35,320	114,695	95,745
Total operating expenses	50,300	43,775	145,502	119,008

Operating income	3,890	5,088	9,876	13,906

Other loss, net	(3,313)	(3,799)	(8,789)	(8,498)
Income before income taxes	577	1,289	1,087	5,408

Income tax (benefit) provision	(143)	347	452	1,208

Net income	$720	$942	$635	$4,200
Net income per share:
Basic	$0.05	$0.07	$0.05	$0.28
Diluted	$0.05	$0.07	$0.04	$0.27

Weighted average common and potential common shares outstanding:
Basic	13,893	13,676	13,783	14,844
Diluted	14,323	14,147	14,285	15,347

Reconciliation of Non-GAAP Measures - EBITDA and EBITDAS:

Operating income (EBIT)	$3,890	$5,088	$9,876	$13,906
Depreciation and amortization	2,460	2,528	7,692	5,818
EBITDA	6,350	7,616	17,568	19,724

Stock-based compensation	2,190	2,037	6,002	4,245
EBITDAS	$8,540	$9,653	$23,570	$23,969

Condensed Consolidated Balance Sheets
(In thousands) (unaudited)

	As of
	September 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$75,471	$78,690
Accounts receivable, net	78,473	81,516
Inventories	47,878	37,126
Deferred tax assets, current	8,939	7,801
Prepaid expenses and other current assets	19,205	12,384
Total current assets	229,966	217,517

Property and equipment, net	9,848	9,133
Deferred tax assets, net	3,460	4,373
Investment in affiliate	8,000	8,000
Goodwill	37,243	37,786
Identifiable intangible assets, net	40,698	47,423
Other assets	3,200	4,823
Total assets	$332,415	$329,055

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$12,829	$10,597
Accrued expenses	23,532	32,535
Deferred revenue	6,929	6,042
Total current liabilities	43,290	49,174

Long-term debt, net	100,635	97,379
Deferred tax liability, net	2,768	1,811
Deferred revenue	13,072	15,236
Other non-current liabilities, net	11,821	12,565
Total liabilities	$171,586	$176,165

Commitments and contingencies

Shareholders' Equity:
Common stock and additional paid-in capital	309,951	299,005
Accumulated deficit	(148,340)	(148,975)
Accumulated other comprehensive (loss) income	(782)	2,860
Total shareholders' equity	160,829	152,890
Total liabilities and shareholders' equity	$332,415	$329,055

Condensed Consolidated Statements of Cash Flow
(In thousands) (unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net income	$635	$4,200
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,671	5,796
Stock-based compensation	6,002	4,245
Deferred income tax provision	(120)	(1,918)
Amortization of debt discount and debt issuance costs	3,831	3,663
Excess tax benefit from stock-based awards	(1,175)	(847)
Other	(426)	673
Changes in operating assets and liabilities:
Changes in working capital	(20,560)	1,715
Net cash (used in) provided by operating activities	(4,142)	17,527

Investing activities:
Purchases of investment securities	-	(79,921)
Proceeds from the sales/maturities of investment securities	-	154,698
Purchases of property and equipment	(3,276)	(1,455)
Investment in affiliate	-	(8,000)
Purchase of VisualSonics, Inc., net of cash acquired	-	(61,217)
Net cash (used in) provided by investing activities	(3,276)	4,105

Financing activities:
Excess tax benefit from exercise stock-based awards	1,175	847
Minimum tax withholding on stock-based awards	(892)	(1,065)
Stock repurchases including transaction costs	-	(126,103)
Payment of contingent purchase consideration for LumenVu, Inc.	(300)	(425)
Proceeds from exercise of stock-based awards	5,141	4,263
Repayment of long-term debt	(298)	(8,871)
Net cash provided by (used in) financing activities	4,826	(131,354)

Effect of exchange rate changes on cash and cash equivalents	(627)	(1,594)

Net change in cash and cash equivalents	(3,219)	(111,316)
Cash and cash equivalents at beginning of year	78,690	183,065
Cash and cash equivalents at end of year	$75,471	$71,749

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$3,267	$7,184
Cash paid for interest	$4,313	$4,476